Exhibit 10.1

General Release and
Amendment to Employment Agreement

This General Release and Amendment to employment agreement (this “Release”) is made and entered into by and between Keric M. Knerr (“Knerr”) and Washington Prime Group Inc., an Indiana corporation (the “Company”), as of October 13, 2017. Reference is made to the Employment Agreement between Knerr and the Company dated as of January 31, 2017 (the “Employment Agreement”). Defined terms used herein but not defined herein shall have the meanings set forth thereto in the Employment Agreement.

1.         Confirmation of Termination.  Knerr has resigned from his employment with the Company effective October 13, 2017 (the “Date of Termination”). Pursuant to Section 4(d) of the Employment Agreement, the Company shall have no further obligations to Knerr other than to provide the Accrued Obligations and Other Benefits, if any.

2.         Resignation.  Effective as of the Date of Termination, Knerr hereby resigns as an officer of the Company and any of its affiliates and subsidiaries, as well as from any such positions held with any other entities at the direction or request of the Company or any of its affiliates.  Knerr agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, Knerr hereby agrees and acknowledges that the Date of Termination shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates and subsidiaries.

3.         Amendment of Restrictive Covenants.  Provided Knerr executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Company and Knerr hereby agree that Sections 8(b) and 8(c) of the Employment Agreement shall be amended effective as of the Date of Termination to read as follows:

“(b)     Non-competition. During the period commencing on the Effective Date and ending on the Date of Termination, the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”) that, (i) if such business or organization is a public company, has a market capitalization of greater than $1 billion or, (ii) if such business or organization is a private company, has assets which may be reasonably valued of more than $1 billion, in (x) North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 8(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business.

(c)     Non-solicitation of Employees.  During the period commencing on the Effective Date and ending on the eighteen (18) month anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c). The Executive shall not be in violation of this Section 8(c) solely by providing a reference for a former employee of the Company.”

4.         General Release and Waiver.  In consideration of the Company’s agreement to amend the Employment Agreement as set forth above, and for other good and valuable consideration, receipt of which is hereby acknowledged, Knerr for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to Knerr, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claims under any state statutory or decisional law pertaining to wage payment, wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the Indiana Civil Rights Act and the Indiana wage payment provisions, each as amended; (d) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (e) any claim for attorneys’ fees, costs, disbursements and/or the like.  This Release includes, without limitation, (i) any and all claims arising from or relating to Knerr’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships and (ii) any and all matters, transactions or things occurring prior to Knerr’s execution of this Release.  Knerr further agrees that he will not file or permit to be filed on his behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Knerr’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee.  However, by executing this Release, Knerr hereby waives the right to recover in any proceeding Knerr may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Knerr’s behalf.  This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.  This Release shall not apply to (i) Knerr’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability Knerr incurred or might incur as an employee, officer or director of the Company; or (ii) any right Knerr may have to obtain contribution as permitted by law in the event of entry of judgment against Knerr as a result of any act or failure to act for which Knerr, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5.         Continuing Covenants. Knerr acknowledges and agrees that, except as specifically set forth in this Release, he remains subject to the provisions of Section 8 (Restrictive Covenants) of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

6.        No Admission; No Claims; No Knowledge of Illegal Action.  This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee.  This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. Knerr confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any federal, state, or local court or administrative agency. Knerr represents and warrants that he has no knowledge of any undisclosed improper or illegal actions or omissions by the Company, nor does he know of any undisclosed basis on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7.        Heirs and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.         Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of Indiana without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.         Additional Acknowledgments, Covenants and Agreements by Knerr. Knerr further acknowledges, covenants, and agrees that:

a.     he has received all compensation and benefits he was or will be entitled to by virtue of his employment with the Company;

b.     he has been encouraged to seek legal counsel before signing this Release, he was given 21 days within which to consider this Release before he signed it, and in executing this Release, he does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Release, other than those specifically stated in this Release;

c.     he has returned or will immediately return to the Company all keys, files, records, documents, information, data, equipment, lists, computer programs and/or data, property, materials, or other items relating in any way to the business and/or operations of the Company;

d.     he shall not defame, or otherwise disparage, the Company or any of its present or former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, or attorneys, in their representative as well as their individual capacities, or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors or assigns;

e.     he has read and understands this Release, and he executes it voluntarily and of his own free will;

f.    his execution of this Release is in consideration of something of value to which he would not otherwise be entitled; and

g.   he has been provided with at least twenty-one (21) days from the date of this Agreement to review the terms and conditions set forth herein.

10.       Effective Time of Release.  This Release shall not become effective until it has been fully executed by both parties, but no earlier than the eighth (8th) day after Knerr signs it. During the seven-day period immediately following the date of Knerr’s execution of this Release, Knerr shall be entitled to revoke it by putting the revocation in writing and delivering to the Company, by hand delivery or certified mail, return receipt requested, within seven (7) calendar days of the date on which he signs the Release. If Knerr delivers the revocation by mail, it must be postmarked within seven (7) calendar days of the date Knerr executes the Release. If this release is not revoked during such seven (7) calendar day period, then such seventh day shall be the effective day of the Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If Knerr does not execute this Release or exercises his right to revoke hereunder, Sections 8(b) and 8(c) of the Employment Agreement shall not be amended as described herein and Knerr shall be subject to the non-competition and non-solicitation restrictions for the periods set forth in the Employment Agreement.

                 IN WITNESS WHEREOF, the Company has executed this this Release on the date first above written and Knerr has executed this Release as of the date set forth below.

KERIC M. KNERR

/s/ Keric M. Knerr

Date: October 13, 2017
WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Executive Vice President, General Counsel and Corporate Secretary

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